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                                                                  Exhibit (c)(6)


                      CONSULTING AND NON-COMPETE AGREEMENT

                  AGREEMENT, dated as of March 8, 1998, by and between Western Atlas Inc., a Delaware corporation (the "Parent"), and Luis H. Ferran Arroyo (the "Consultant").

                  WHEREAS, the Consultant is the Executive Vice President for Latin American Operations of 3-D Geophysical, Inc., a Delaware corporation, (collectively with its subsidiaries, the "Company");

                  WHEREAS, the Parent has entered into an Agreement and Plan of Merger with the Company and WAI Acquisition Corp., dated as of March 8, 1998 (the "Merger Agreement");

                  WHEREAS, the Consultant will terminate employment with the Company effective as of the "Effective Time" (as defined in the Merger Agreement) of the merger contemplated by the Merger Agreement (the "Merger"); and

                  WHEREAS, the Parent desires to provide for the Consultant to perform services for the Parent and the Company following the Merger.

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the Parent and the Consultant hereby agree as follows:

                  1. Consulting Services. Subject to the effectiveness of the Merger, the Consultant hereby agrees to provide such consulting services to the Parent and to the Company as the President of the Western Geophysical Division of Western Atlas International, Inc. or his designee shall reasonably request, including without limitation consulting services with respect to Petroleos Mexicanos, for not more than 32 hours per month. Such consulting services may be rendered in person at the corporate offices of the Parent or the Company or one of their affiliates, or at any other mutually agreeable place.

                  2. Term. The period of consultancy under this Agreement shall be for a period commencing on the Effective Time and ending on the fourth anniversary of the Effective Time (the "Term").

                  3. Consulting Fee. The Parent shall pay to the Consultant, in consideration of his consulting services, a consulting fee (the "Consulting Fee") at an annual rate of $125,000 payable in substantially equal monthly installments during the Term.

                  4. Expenses. The Parent will reimburse the Consultant for all authorized reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties hereunder upon the presentation of appropriate documentation. Such expenses shall be submitted to Parent, at P.O. Box 1407, Houston, TX 77251-1407, Att: J. Perez, on Parent's standard expense report forms in accordance with Parent's expense reimbursement policy in effect from time to time during the Term.
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                  5. Termination of Consultancy. The Consultant's consultancy hereunder shall terminate prior to the scheduled end of the Term upon the first to occur of:

                  (a) the death of the Consultant; or

                  (b) the Consultant's illness, disability or incapacity ("Disability") that prevents the Consultant from performing his duties hereunder for sixty (60) consecutive days, or for any sixty (60) days within any one hundred and eighty (180) day period, and the provision of written notice of such termination to the Consultant; or

                  (c) written notice by the Parent to the Consultant of termination of the Consultant's consultancy by the Parent for "Cause," which shall include, without limitation, (i) the failure of the Consultant to perform his duties hereunder after at least 30 days' written notice thereof specifying such failure and the Consultant's failure to remedy same within such 30-day period; (ii) any act of illegality, dishonesty, moral turpitude, or fraud in connection with the Consultant's consultancy; (iii) any course of action by the Consultant which is materially detrimental to the business of the Parent or any of its affiliates (including without limitation any violation of Sections 7, 8 or 9 of this Agreement); or (iv) the commission by the Consultant of any felony; or

                  (d) written notice by the Parent to the Consultant of termination of the Consultant's consultancy without Cause; or

                  (e) written notice by the Consultant to the Parent of termination of his consultancy.

The date of termination of the Consultant's consultancy shall be the date written notice is given or such later date (within thirty (30) days following such notice) specified in the written notice.

                  6. Termination Payments. In the event of the termination of the Consultant's consultancy pursuant to Section 5, the Parent shall make the payments to the Consultant set forth below and have no further obligation to the Consultant hereunder.

                  (a) In the event of the termination of the Consultant's consultancy by the Parent for Cause pursuant to Section 5(c) of this Agreement or the termination of the Consultant's consultancy by the Consultant pursuant to
Section 5(e) of this Agreement, the Parent shall pay the Consultant the Consulting Fee previously earned but not paid as of the date of termination.

                  (b) In the event of the termination of the Consultant's consultancy by the Parent without Cause (and not for Disability) pursuant to
Section 5(d) of this Agreement, the Parent shall continue to pay the Consultant the full Consulting Fee contemplated by Section 3 of this Agreement in monthly installments through the scheduled end of the Term, subject to the Consultant's compliance with Sections 7, 8 and 9 of this Agreement.

                  (c) In the event of the Consultant's death or termination for Disability pursuant to Section 5(b) of this Agreement during the Term, the Parent shall continue to pay to Consultant (or to his estate or beneficiary in the event of his death) the Consulting Fee contemplated by




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Section 3 in monthly installments for the lesser of (i) six months following such date of termination or (ii) the number of months remaining in the Term, subject to, in the event of termination for Disability, the Consultant's compliance with Sections 7, 8 and 9 of this Agreement.

                  7. Covenant Not to Compete. During the Term and until the later of (a) 12 months after the Consultant's termination of consultancy with the Parent for any reason or (b) the end of the scheduled Term (the "Noncompetition Period"), the Consultant will not, directly or indirectly (whether as sole proprietor, partner or venturer, stockholder, director, officer, employee or consultant or in any other capacity as principal or agent or through any person, subsidiary or employee acting as nominee or agent):

                  (a) Conduct or engage in or have an interest in or be associated with any person, firm, association, partnership, corporation or other entity which conducts or engages in the business of seismic data acquisition or data processing (the "Business"), which are the primary businesses of the Company;

                  (b) Take any action, directly or indirectly, to finance, guarantee or provide any other material assistance to any person, firm, association, partnership, corporation or other entity which conducts or engages in the Business;

                  (c) Influence or attempt to influence any person, firm, association, partnership, corporation or other entity which is a contracting party with the Parent at any time during the Noncompetition Period to terminate any agreement with the Parent except to the extent the Consultant is acting on behalf, and at the direction, of the Parent in good faith;

                  (d) Hire or attempt to hire for employment any person who is employed by the Parent or attempt to influence any such person to terminate employment with the Parent, except to the extent the Consultant is acting on behalf, and at the direction, of the Parent in good faith; or

                  (e) Call on, solicit or take away as a client or customer or attempt to call on, solicit or take away as a client or customer any person, firm, association, partnership, corporation or other entity that is or was a client or customer of the Parent, including actively sought prospective customers, during the Term or the Consultant's prior employment with the Company.

                  The restrictive provisions of this Agreement shall not prohibit the Consultant from having an equity interest in the securities of any corporation engaged in the Business, which securities are listed on a recognized securities exchange or traded in the over-the-counter market to the extent that such interest does not exceed 1% of the value or voting power of such corporation and does not constitute control of such corporation. For purposes of this Section 7 and Sections 8 and 9 of this Agreement, the term "Parent" shall include the Parent and the Company, and each of their affiliates.

                  8. Confidential Information; Ownership Rights. (a) The Consultant acknowledges and agrees that all nonpublic information concerning the Parent's business including,



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without limitation, information relating to its products, customer lists, pricing, trade secrets, patents, business methods, financial and cost data, business plans and strategies (collectively, the "Confidential Information") is and shall remain the property of the Parent. The Consultant recognizes and agrees that all of the Confidential Information, whether developed by the Consultant or made available to the Consultant, other than information that is generally known to the public, is a unique asset of the business of the Parent, the disclosure of which would be damaging to the Parent. Accordingly, the Consultant agrees to hold such Confidential Information in a fiduciary capacity for the benefit of the Parent. The Consultant agrees that he will not at any time during or after the Consultant's consultancy with the Parent for any reason, directly or indirectly, disclose to any person any Confidential Information of the Parent, other than information that is already known to the public, except as may be required in the ordinary course of business of the Parent or as may be required by law. Promptly upon the termination of this Agreement for any reason, the Consultant agrees to return to the Parent any and all documents, memoranda, drawings, notes and other papers and items (including all copies thereof, whether electronic or otherwise) embodying any Confidential Information of the Parent which are in the possession or control of the Consultant. Information concerning the Parent's business that becomes public as a result of the Consultant's breach of this Section 8 shall be treated as Confidential Information under this Section 8.

                  (b) The Consultant hereby assigns to the Parent all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets with respect to the Business which the Consultant solely or jointly has conceived or reduced to practice, or will conceive or reduce to practice, or cause to be conceived or reduced to practice, during the Term or his prior employment with the Company. All original works or authorship which are made by Consultant (solely or jointly with others) within the scope of Consultant's services hereunder or for the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

                  9. Disparagement. During the Term and thereafter, the Consultant agrees not to (a) criticize, denigrate or speak adversely of, or (b) disclose negative information about, the operations, management or performance of the Parent or about any director, officer, employee or agent of the Parent, except as may be required by law.

                  10. Breach of Certain Provisions. The Consultant acknowledges that a violation on the Consultant's part of any of the covenants contained in Sections 7, 8 or 9 of this Agreement would cause immeasurable and irreparable damage to the Parent and the Company. Accordingly, the Consultant agrees that the Parent shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. The Consultant agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 7, 8 or 9 hereof is void or constitutes an unreasonable restriction against the Consultant, the provisions of such Section shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances. Sections 7, 8 and 9 shall survive the termination of this Agreement.


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                  11. Independent Contractor. Nothing herein shall be construed to create an employer-employee, agency, master and servant or joint venture relationship or other association between the Parent or the Company and the Consultant, and the Consultant shall not be deemed to be an employee of the Parent or the Company for any purpose, including without limitation for the purpose of participating in any employee benefit plan of the Parent or the Company. The Consultant agrees that he will not hold himself out to be an employee of the Parent or the Company. The Consultant shall perform all services under this Agreement as, and shall remain, an independent contractor. The Consultant shall have no authority, express or implied, to make any contract or agreement for, or on behalf of, or otherwise commit the Company or the Parent, or their shareholders, affiliates or coventurers to any contract, commitment, obligation, or liability binding on the Company or the Parent, and the Parent and the Company do not assume any responsibility for proposals, guarantees, or contracts entered into by the Consultant with others.

                  12. Risk of Loss. The Consultant assumes all risk of personal injury or death to himself and all risk of damage to or loss of personal property furnished by the Consultant in connection with the services to be performed by the Consultant under this Agreement. The Consultant will abide by the safety and security regulations of the Parent and the Company while on the respective properties of the Parent and the Company.

                  13. Warranty. The Consultant warrants that entering into this Agreement and performance of service hereunder will not conflict with any obligation of the Consultant arising under any other contract or by operation of law. The Consultant warrants that he has the right to disclose all information transmitted to the Parent or the Company under this Agreement, and that the services to be performed by the Consultant under this Agreement do not violate or in any way infringe upon the rights of third parties, including property, contractual, employment, trade secrets, proprietary information, and nondisclosure rights, or any trademark, copyright or patent rights, and that Consultant will not enter into any agreements or arrangements with third persons that would result in the performance of such services violating or infringing the rights of such persons.

                  14. Assignment. This agreement is a contract for the personal services of the Consultant, and the Consultant may not assign this Agreement or subcontract any services without first obtaining the written consent of the Parent. The Parent may assign this Agreement to any subsidiary or affiliated company or to any third party together with the business to which it pertains.

                  15. Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of Delaware. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof. The parties agree that all actions or proceedings initiated by any party hereto and arising directly or indirectly out of this Agreement which are brought pursuant to judicial proceedings shall be litigated in the State courts of Delaware.


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                  16. Notices. All notices hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                  If to the Parent, to:

                           Western Atlas Inc.
                           10205 Westheimer Road
                           P.O. Box 1407
                           Houston, Texas  77251
                           Attention:  General Counsel

                           Houston, Texas  77042-3115
                           Attention:  General Counsel
                           Fax:  713-266-1717

                  If to the Consultant, to:

                           Luis H. Ferran Arroyo
                           Avenida La Malinche No. 320
                           Colonia Colinas del Basques
                           Deleg, Tialplan, Mexico, D.F
                           Fax:  (525) 532-5700

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  17. Miscellaneous. The Consultant shall terminate from employment with the Company as of the Effective Time. This Agreement constitutes the entire understanding between the Parent and the Consultant relating to the consulting services to be rendered by the Consultant to the Parent and the Company and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement between the Company and the Consultant, and the Consultant hereby waives any further payments under the Employment Agreement, dated February 1, 1996, between the Company and the Consultant, and any severance payments under any plan or agreement. This Agreement may be amended only by a subsequent written agreement of the Consultant and the Parent. This Agreement shall be binding upon and shall inure to the benefit of the Consultant, his heirs, executors, administrators, beneficiaries and permitted assigns and shall be binding upon and shall inure to the benefit of the Parent and its successors and permitted assigns.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
agreement as of the year and day first above written.

                                     WESTERN ATLAS INC.
                                     By: /s/ Richard White
                                        ----------------------------------------
                                                     Richard White

                                         /s/ Luis H. Ferran Arroyo
                                        ----------------------------------------
                                                Luis H. Ferran Arroyo


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